Exhibit 4.17

DATED 11 August 2003

WOLSELEY plc (1)

- AND -

FENTON N. HORD (2)

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DEED OF VARIATION
OF A SERVICE AGREEMENT
DATED 27 JUNE 2003

___________________________________

THIS DEED OF VARIATION is made the 11 day of August 2003.

BETWEEN:

1	Wolseley plc, whose registered office is Parkview 1220, Arlington Business Park, Theale, Reading, RG7 4GA (the “Company”); and

2	Fenton Norton Hord of 317 Cambridge Wood Way, Raleigh, North Carolina 27608 USA (“the Executive”).

WHEREAS:

A	The Company and the Executive entered into a service agreement dated 27 June 2003 (“the Agreement”).

B	The Company has decided to remove one of the restrictive covenants placed upon the Executive pursuant to the Agreement.

NOW IT IS HEREBY AGREED as follows:

1	Clause 19.1.1 of the Agreement shall, with effect from 18 July 2003, be of no further effect.

2	The remaining provisions of the Agreement shall remain in full force and effect.

IN WITNESS whereof this Deed has been executed by the parties the day and year first before written.

EXECUTED as a DEED	)
by Wolseley plc	)
)
)

	Director	/s/ Stephen P Webster

	Secretary	/s/ Mark J White

EXECUTED as a DEED	)
by FENTON NORTON	)
HORD in the presence of:	)	/s/ David Schwall